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                                                             OMB APPROVAL
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                             UNITED STATES            OMB Number:      3235-0145
                  SECURITIES AND EXCHANGE COMMISSION  Expires: December 31, 1997
                        WASHINGTON, D.C. 20549        Estimated average burden
                                                      hours per response...14.90
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)

                                QC Optics, Inc.
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                                (Name of Issuer)

                          Common Stock $.01 par value
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                         (Title of Class of Securities)

                                   746934 108
                     ---------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (2-95)
                                Page 1 of 4 Pages
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CUSIP NO. 746934 108                  13G                  Page  2  of  8  Pages
          ----------                                           -----  -----
--------------------                                       ---------------------

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1.      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Karl Andrew Bernal

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

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                   5.     SOLE VOTING POWER

                                    -0-
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                       -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON              314,754 shares (includes 314,754 shares registered in
       WITH               the name of the "QC Optics, Inc. Voting Trust" Mr.
                          Bernal is the beneficiary of 314,754 shares under
                          this Voting Trust)
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                                    -0-
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        314,754 shares (includes 314,754 shares registered in the name of the "QC Optics, Inc. Voting Trust" Mr. Bernal is the beneficiary of 314,754 shares under this Voting Trust)
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.7%

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12.     TYPE OF REPORTING PERSON*

                  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                Page 2 of 4 pages


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ITEM 1

  (a) Name of Issuer:

      QC Optics, Inc.

  (b) Address of Issuer's Principal Executive Offices:

      46 Jonspin Road,
      Wilmington, MA 01887

ITEM 2
  (a) Names of Person Filing:

      Karl Andrew Bernal

  (b) Address of Principal Business Office or, if none, Residence:

      7312 SAN ALFREDO DRIVE
      Scottsdale, AZ 85258

  (c) Citizenship:

      United States

  (d) Title of Class of Securities:

      Common Stock, $.01 par value

  (e) Cusip Number:

      746934 108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

  (a) [ ] Broker or Dealer registered under section 15 of the Act

  (b) [ ] Bank as defined in section 3(a)(6) of the Act

  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

  (d) [ ] Investment Company registered under section 8 of the Investment Company Act

  (e) [ ] Investment Advisor registered under section 203 of the Investment Advisers Act of 1940

  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec.240.13d-1(b)(l)(ii)(F)

  (g) [ ] Parent Holding Company, in accordance with sec.240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with sec.240.13d-1(b)(l)(ii)(H)

ITEM 4. OWNERSHIP:

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provided the following information as of that date and identify those shares which there is a right to acquire.

  (a) Amount Beneficially Owned:

      314,754 shares (includes 314,754 shares registered in the name of the "QC Optics, Inc. Voting Trust" Mr. Bernal is the beneficiary of 314,754 shares under this Voting Trust)

  (b) Percent of Class:

      9.7%



                               Page 3 of 4 pages

  (c) Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote:

            -0-

       (ii) shared power to vote or to direct the vote:

            -0-

      (iii) sole power to dispose or to direct the disposition of:

            314,754 shares (includes 314,754 shares registered in the name of the "QC Optics, Inc. Voting Trust" Mr. Bernal is the beneficiary of 314,754 shares under this Voting Trust)

       (iv) shared power to dispose or to direct the disposition of:

            -0-

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       January 26,1999
                                             -----------------------------------
                                                            Date

                                                   /s/ Karl Andrew Bernal
                                             -----------------------------------
                                                         Signature

                                               Karl Andrew Bernal, Shareholder
                                             -----------------------------------
                                                         Name/Title




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